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                                                                    EXHIBIT 99.1


                  IDEX CORPORATION ACQUIRES QUADRO ENGINEERING
                IN A STRATEGIC EXPANSION OF ITS SANITARY PLATFORM

NORTHBROOK, IL, JUNE 12, 2007 -- IDEX CORPORATION (NYSE: IEX) today announced the acquisition of Quadro Engineering, a leading provider of particle control solutions for the pharmaceutical and bio-pharmaceutical markets. Quadro's core capabilities include fine milling, emulsification and special handling of liquid and solid particulates for laboratory, pilot phase and production scale processing within the pharmaceutical and bio-pharmaceutical markets. Headquartered in Waterloo, Ontario, Canada, Quadro will be operated as a standalone unit within the company's Fluid & Metering Technologies segment.

For the year ended December 31, 2006, Quadro had revenues of approximately $22 million (USD). The cash consideration was $31 million and is expected to be accretive to IDEX's earnings beginning in 2008.

Commenting on the acquisition, IDEX Chairman and Chief Executive Officer Larry Kingsley said, "We are extremely pleased by Quadro Engineering's decision to become part of IDEX. Quadro is a technology leader in customized, critical particle control applications, providing a basis for us to serve selective, high growth sanitary applications in developing markets worldwide. Quadro's capabilities expand IDEX's ability to provide customized solutions for the movement, transformation, measurement and dispense of high value fluids and, now, solids."

Quadro Engineering President Keith McIntosh stated, "We are excited to become a part of IDEX and its Fluid & Metering Technologies business. IDEX is a recognized leader in applied engineered solutions. We have an expanded global footprint and the technology to provide our customers with a complete solution for the safe, sanitary and efficient transformation and delivery of high value fluids and solids."

ABOUT IDEX
IDEX Corporation is an applied solutions company specializing in fluid and metering technologies, health and science technologies, dispensing equipment, and fire, safety and other diversified products built to its customers' exacting specifications. Its products are sold in niche markets to a wide range of industries throughout the world. IDEX shares are traded on the New York Stock Exchange and Chicago Stock Exchange under the symbol "IEX".